Exhibit 10.1

THE ULTIMATE SOFTWARE GROUP, INC.
AMENDED AND RESTATED CHANGE IN CONTROL BONUS PLAN
FOR EXECUTIVE OFFICERS
EFFECTIVE AS OF MARCH 6, 2015

Section 1.    Purpose
The purpose of The Ultimate Software Group, Inc. Amended and Restated Change in Control Bonus Plan for Executive Officers is to provide cash bonus payments to certain executive officers of the Company upon a Change in Control of the Company. The Plan is designed to promote the interests of the Company and its shareholders by providing an additional incentive to management to maximize the value of the Company’s business and its common stock.
Section 2.    Definitions
The following capitalized words as used herein shall have the following meanings:
(a)    “Award” means the contingent right of a Participant to receive a cash payment under the Plan upon a Change in Control of the Company, subject to such terms and conditions as the Committee may establish under the terms of the Plan.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Change in Control” shall have the same meaning as the term “Change of Control,” as set forth in the Company’s Amended and Restated 2005 Equity and Incentive Plan, as it may be amended from time to time.
(d)    “Committee” means the Compensation Committee of the Board, or such other committee of the Board that the Board shall designate from time to time to administer the Plan.
(e)    “Company” means The Ultimate Software Group, Inc., a Delaware company.
(f)    “Participant” means an officer of the Company who has been granted an Award under the Plan.
(g)    “Plan” means The Ultimate Software Group, Inc. Amended and Restated Change in Control Bonus Plan for Executive Officers, as it may be amended from time to time.
(h)    “Sales Proceeds” means the fair market value of the gross consideration received by the Company or its stockholders in the Change in Control transaction, as determined by the Committee in good faith immediately prior to the consummation of the Change in Control, taking into account such factors as the Committee deems appropriate.
Section 3.    Plan Administration
(a)    Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
(b)    Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the time or times at which Awards may be granted, the recipients of Awards, and all other terms of Awards under the Plan. The Committee shall also have discretionary authority to interpret the

Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
Section 4.    Participation
An officer of the Company who is designated by the Committee to participate in the Plan shall be deemed a Participant in the Plan. The Participants are listed on Schedule A hereto. The Committee may designate additional Participants from time to time as it shall determine in its sole discretion.
Section 5.    Grant of Awards
The Committee shall determine the Participants to whom Awards are granted under the Plan and the terms of payment under an Award in accordance with the terms of the Plan. The schedule of Awards applicable to each Participant shall be as set forth in Schedule A hereto. The Committee may supplement Schedule A from time to time in its sole discretion with additional Participants or additional Awards, but shall not reduce the entitlement of any Participant under any previously granted Award, except as provided in Section 9(b) hereof.
Section 6.    Payment of Awards
(a)    Change in Control. Payments to Participants under the Plan shall be made only upon the consummation of a Change in Control transaction, provided that the Participant remains employed by the Company at the time of such consummation in accordance with Section 7 hereof. Payments to Participants shall be determined on the basis of a percentage of the Sales Proceeds in the Change in Control transaction, or on such other basis as determined by the Committee in its sole discretion and as set forth in Schedule A hereto or in any other action in writing approved by the Committee.
(b)    Limitation on Payments. The aggregate amount of payments to Participants (including any “280G gross-up payment” under Schedule A hereto) that may be made under this Plan shall not exceed three and one-half percent (3.5%) of the Sales Proceeds. To the extent that the aggregate payments under this Plan would otherwise exceed three and one-half percent (3.5%) of the Sales Proceeds, the Committee shall reduce payments under this Plan on a pro rata basis.
(c)    Time and Form of Payment. All payments to Participants hereunder shall be made in single, lump-sum cash payments upon the consummation of the Change in Control transaction.
(d)    Tax Withholding. All payments under this Plan shall be subject to applicable Federal and state income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.
Section 7.    Employment Requirement
(a)    Termination prior to Change in Control. Any payment to a Participant under the Plan shall be conditioned upon such Participant’s continued employment with the Company until the consummation of the Change in Control. A Participant shall not be entitled to the payment under an Award if his or her employment is terminated at any time or for any reason prior to the consummation of a Change in Control, including by reason of death, disability, retirement, voluntary or involuntary termination, or termination with or without cause.
(b)    Termination following Change in Control. The termination of a Participant’s employment upon or following the consummation of a Change in Control shall not affect the Participant’s right to payment under an Award, regardless of the reason for such termination.
Section 8.    Unfunded Status
All rights of Participants to benefits under the Plan are unfunded obligations of the Company. Plan benefits shall be paid from the general assets of the Company, and each of the Participants shall have the status of an unsecured general creditor of the Company with respect to all interests under the Plan.

Section 9.    General Provisions
(a)    Effective Date. The Plan, as amended and restated, is effective as of March __, 2015.
(b)    Amendment and Termination. The Company may, from time to time, by action of the Board, amend or terminate the Plan at any time, provided that any resulting reduction in a Participant’s right to payments under a previously granted Award shall be compensated for by a replacement plan or arrangement of comparable value to the affected Participant. The determination of whether a replacement plan or arrangement is of comparable value shall be made by the Committee in its sole discretion, acting in good faith and based upon the facts and circumstances existing at the time of the Committee’s determination.
(c)    No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any subsidiary or to limit, in any way, the right of the Company or any subsidiary to terminate, or to change the terms of, a Participant’s employment at any time.
(d)    Governing Law. The Plan shall be governed by and construed in accordance with the laws of Delaware, without regard to choice-of-law rules.

THE ULTIMATE SOFTWARE GROUP, INC.

A-1

SCHEDULE A
(Revised March 6, 2015)

Awards Schedule

Each of the following Change in Control payment amounts is subject to the aggregate limit on payments under the Plan equal to three and one-half percent (3.5%) of the Sales Proceeds, as set forth in Section 6(b) of the Plan.

Participant #1 -	Scott Scherr, President and Chief Executive Officer. Mr. Scherr will be entitled to a payment under the Plan equal to 1.00% of the Sales Proceeds upon the consummation of a Change in Control.

Participant #2 -	Marc D. Scherr, Vice Chairman and Chief Operating Officer. Mr. Scherr will be entitled to a payment under the Plan equal to 1.00% of the Sales Proceeds upon the consummation of a Change in Control.

Participant #3 -
Mitchell K. Dauerman, Executive Vice President, Chief Financial Officer and Treasurer. Mr. Dauerman will be entitled to a payment under the Plan equal to 0.25% of the Sales Proceeds upon the consummation of a Change in Control.

280G Gross-Up Payment -
To the extent that the Change in Control payments to any of the Participants named above, whether under the Plan or otherwise, exceed the limitation of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), such that an excise tax will be imposed under Section 4999 of the Code, each such Participant will receive an additional “gross up” payment to indemnify him for the effect of such excise taxes. The Participant’s “gross-up” rights shall be as set forth in a separate letter agreement with the Company.